                                                               Exhibit (d)(3)(i)

                               AMENDED SCHEDULE A

                                     TO THE

                      RESTATED EXPENSE LIMITATION AGREEMENT

                    ING STRATEGIC ALLOCATION PORTFOLIOS, INC.

                            OPERATING EXPENSE LIMITS

                                                     MAXIMUM OPERATING EXPENSE LIMIT
NAME OF FUND*                                    (AS A PERCENTAGE OF AVERAGE NET ASSETS)
-------------                                    ---------------------------------------
                                                       Class A   Class I   Class S
                                                       -------   -------   -------
ING VP Strategic Allocation Balanced Portfolio          1.20%     0.70%     0.95%
   Term Expires December 31

ING VP Strategic Allocation Growth Portfolio            1.25%     0.75%     1.00%
   Term Expires December 31

ING VP Strategic Allocation Income Portfolio            1.15%     0.65%     0.90%
   Term Expires December 31


                                        /s/ HE
                                        ----------------------------------------
                                        HE

* This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.


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